UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 17, 2009
(Exact name of registrant as specified in charter)
001-11302
(Commission File Number)

OHIO (State or other jurisdiction of incorporation)	34-6542451 (I.R.S. Employer Identification No.)
127 Public Square
Cleveland, Ohio 44114-1306
(Address of principal executive offices and zip code)
(216) 689-6300
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On September 17, 2009, the Compensation and Organization Committee (“Committee”) of KeyCorp’s Board of Directors modified the annual base salaries of Henry L. Meyer III, Chairman, President and Chief Executive Officer; Beth E. Mooney, Vice Chair; Thomas C. Stevens, Vice Chair and Chief Administrative Officer; and Jeffrey B. Weeden, Chief Financial Officer.
     Beginning with the October 2, 2009 pay, on an annualized basis, Mr. Meyer’s base salary will increase by $2,313,000 with 100% of this increased amount to be paid in common stock of the corporation; Ms. Mooney’s base salary will increase by $1,000,000 with 90% ($900,000) of this increased amount to be paid in common stock of the corporation; Mr. Stevens’ base salary will increase by $550,000 with 90% ($495,000) of this increased amount to be paid in common stock of the corporation; and Mr. Weeden’s base salary will increase by $650,000, with 90% ($585,000) of this increased amount to be paid in common stock of the corporation.
     The number of KeyCorp common shares to be paid to each executive with respect to a bi-weekly pay period will be determined by dividing the amount of base salary payable in common shares with respect to that pay period by the reported closing price on the New York Stock Exchange (“NYSE”) for a share of KeyCorp common stock on the pay date for such period (or if not a NYSE trading day, then on the immediately preceding trading day). All applicable taxes for such common shares will be withheld from each bi-weekly payment and the executive will receive the net shares.
     Shares will be paid under the KeyCorp 2004 Equity Compensation Plan in the form of restricted stock that will be fully vested as of the applicable payment date, provided, however, that Messrs. Meyer, Stevens, Weeden, and Ms. Mooney may not sell or otherwise transfer any common shares received as a part of their payment of base salary (other than on the executive’s death or disability) until KeyCorp repays the U.S. Treasury Department’s Capital Purchase Program (“CPP”) investment in KeyCorp, made under the Troubled Asset Relief Program (“TARP”). The Committee may, in its sole discretion and without the executive’s consent, terminate, suspend or modify this compensation structure and each executive’s respective agreement evidencing the payment of all or a portion of their increased base salaries in common shares.
     In conjunction with this compensation change, by year-end 2009, Mr. Meyer will have received a base salary of $1.02 million in cash and $2.6 million in KeyCorp common stock that will not become transferable until after Key repays the CPP TARP investment. For 2009, this total compensation package is approximately 50 percent of Meyer’s pre-TARP total compensation opportunity.
     Similarly, Messrs. Stevens and Weeden and Ms. Mooney will receive approximately two-thirds of their 2009 total compensation in the form of KeyCorp common stock that will not become transferable by the respective executive until after Key repays the CPP TARP investment.
     The foregoing compensation modifications are made in accordance with the provisions of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009. Each executive’s compensation, as modified, remains subject to the terms and conditions of those Acts.
     A form of the Agreement evidencing the payment of all or a portion of each respective executive’s increased base salary in common stock that may not be transferable by the executive until after Key repays the CPP TARP investment is attached hereto as Exhibit 99.1.

Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
99.1	Form of Base Salary (Award of Restricted Stock).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KEYCORP (Registrant)
Date: September 23, 2009	/s/ Daniel R. Stolzer
	By:	Daniel R. Stolzer
Vice President, Deputy General Counsel and Assistant Secretary